AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 22, 2015

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Voltari Corporation

(Exact name of registrant as specified in its charter)

Delaware	90-0933943
(State or Other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification No.)

601 West 26th Street, Suite 415

New York, NY 10001

(212) 388-5500

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Amended and Restated 2004 Stock Incentive Plan of Motricity, Inc.

Motricity, Inc. 2010 Long-Term Incentive Plan

(Full title of the plans)

Richard Sadowsky

601 West 26th Street, Suite 415

New York, NY 10001

(212) 388-5500

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of communications to:

Samuel P. Williams, Esq.

James E. Bedar, Esq.

Brown Rudnick LLP

One Financial Center

Boston, MA 02111

Telephone: (617) 856-8200

Facsimile: (617) 856-8201

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (Check one):

Large accelerated filer	☐		Accelerated filer	☐

Non-accelerated filer	☐	(Do not check if a smaller reporting company)	Smaller reporting company	☒

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee
Common Stock, par value $0.001 per share	568(3)	$140.41	$79,751	$10.00
Common Stock, par value $0.001 per share	145,390(4)	$7.37	$1,071,240	$125.00
Common Stock, par value $0.001 per share	490,604(5)	$8.88	$4,356,564	$506.00
Total	636,562 shares		$5,507,555	$641.00

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended, this registration statement shall also cover any additional shares of common stock which become issuable because of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the outstanding shares of common stock.
(2)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h) of the Securities Act of 1933, as amended.
(3)	Consists of shares issuable upon exercise of stock options that are currently outstanding under the 2004 Plan. No new awards will be made under the 2004 Plan.
(4)	Represents shares issuable upon exercise of stock options that are currently outstanding under the 2010 Plan.
(5)	Represents shares of common stock that are currently authorized for issuance that have not yet been issued under the 2010 Plan.

EXPLANATORY NOTE

This Registration Statement on Form S-8 serves as an amendment to the Registration Statements on Form S-8 filed with the Securities and Exchange Commission (the “SEC”) by Motricity, Inc. (“Motricity”) on June 29, 2010 and June 1, 2012 (Reg. Nos. 333-167862 and 333-181843, respectively) (together, the “Registration Statements”) and is being filed pursuant to Rule 414 under the Securities Act of 1933, as amended (the “Securities Act”) by Voltari Corporation (“Voltari” or the “Company”), as the successor registrant to Motricity, Inc. (“Motricity”) to expressly adopt such Registration Statements as the registration statements of Voltari Corporation.

On April 9, 2013, Motricity and Voltari consummated a transaction intended to protect the long-term value of Motricity’s substantial net operating loss carryforwards. Pursuant to the Agreement and Plan of Reorganization by and between Motricity, Voltari and Voltari Merger Sub, Inc., dated as of February 8, 2013 (the “Agreement and Plan of Reorganization”), Motricity became a wholly owned subsidiary of Voltari, each outstanding share of common stock of Motricity (“Motricity Common Stock”) was converted into the right to receive one share of common stock of Voltari (“Voltari Common Stock”), each outstanding share of preferred stock of Motricity became the right to receive one share of preferred stock of Voltari (“Voltari Preferred Stock”), each outstanding warrant to purchase shares of Motricity Common Stock became the right to receive a warrant to purchase an equivalent number of shares of Voltari Common Stock, and each option to purchase shares of Motricity Common Stock was assumed by Voltari and became exercisable for an equivalent number of shares of Voltari Common Stock (the “Reorganization”).

Upon completion of the Reorganization, Motricity became a wholly owned subsidiary of Voltari, which replaced Motricity as the publicly held corporation. Immediately following the Reorganization, Voltari began conducting, directly or indirectly, all of the business conducted by Motricity immediately prior to the Reorganization. Since April 10, 2013, shares of Voltari Common Stock have traded on the NASDAQ Capital Market (“NASDAQ”) under the symbol “VLTC.”

The shares of Voltari Common Stock, shares of Voltari Preferred Stock and warrants to purchase Voltari Common Stock issued in the Reorganization were registered under the Securities Act pursuant to Voltari’s registration statement on Form S-4 (File No. 333-186564), which was declared effective by the U.S. Securities and Exchange Commission (the “Commission”) on March 27, 2013. Upon completion of the Reorganization, the Voltari Common Stock was deemed to be registered under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) pursuant to Rule 12g-3(a) promulgated thereunder. For purposes of Rule 12-g(3)(a), Voltari is the successor issuer to Motricity.

Immediately following the Reorganization, all stock-based benefits plans of Motricity, including the Amended and Restated 2004 Stock Incentive Plan of Motricity, Inc., and the Motricity, Inc. 2010 Long-Term Incentive Plan, as amended and restated (collectively, the “Plans”) and all of the outstanding options and equity awards under the Plans were assumed by Voltari. At the effective time of the Reorganization, each outstanding option to purchase shares of Motricity Common Stock became exercisable for the same number of shares of Voltari Common Stock, with no changes in the option exercise price or other terms and conditions of such options.

In accordance with Rule 414(d) under the Securities Act, Voltari, as successor issuer to Motricity, hereby expressly adopts the foregoing Registration Statements as its own for all purposes of the Securities Act and the Exchange Act. All applicable registration fees were paid at the time of the original filing of each of the respective Registration Statements.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.*

Item 2.	Registrant Information and Employee Plan Annual Information.*

*	The documents containing the information specified in Part I of this Form S-8 will be sent or given to employees in accordance with Rule 428(b)(1) of the Securities Act. In accordance with the rules and regulations of the Commission, such documents are not required to be, and are not, filed with the Commission, either as part of this Registration Statement or as a prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Upon written or oral request, the Company will provide, without charge, the documents incorporated by reference in Item 3 of Part II of this Registration Statement. Upon written or oral request, the Company will also provide, without charge, other documents required to be delivered to employees pursuant to Rule 428(b) under the Securities Act. Requests for the above mentioned information should be directed to Voltari Corporation, 601 West 26th Street, Suite 415, New York, NY 10001, telephone number (212) 388-5500.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents of the Company filed with the Commission are incorporated herein by reference:

(a)	The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014 filed with the Commission on March 31, 2015, as amended by Amendment No. 1 thereto on Form 10-K/A, filed with the Commission on April 20, 2015; and

(b)	The description of the Company’s Common Stock contained in Motricity’s Registration Statement filed under Section 12(b) of the Exchange Act, as amended by the Company’s Current Report on Form 8-K filed with the Commission on April 9, 2013 which (among other matters) registers the Company’s Common Stock under Section 12(b) of the Exchange Act, including any other amendments or reports filed with the Commission for the purpose of updating such description.

All other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

We are incorporated under the laws of the State of Delaware. Section 145 of the General Corporation Law of the State of Delaware, or DGCL, provides that a Delaware corporation may indemnify any persons who were, are, or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests and, for any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

A Delaware corporation may indemnify officers and directors against expenses (including attorneys’ fees) in connection with the defense or settlement of an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses which such officer or director actually and reasonably incurred.

In accordance with Section 102 of the DGCL, our restated certificate of incorporation contains a provision to limit the personal liability of our director’s violations of their fiduciary duty. This provision eliminates each director’s liability to us and our stockholders for monetary damages except (i) for any breach of the director’s duty of loyalty to us or to our stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions, or (iv) for any transaction from which a director derived an improper personal benefit.

We have also entered into indemnification agreements with certain of our officers and directors, substantially in the form of the indemnification agreement filed by Motriciy, Inc. (CIK# 0001336691) as an exhibit to the registration statement on Form S-1 filed with the SEC on January 22, 2010. These indemnification agreements provide contractual indemnification to our officers and directors in addition to the indemnification provided in our restated certificate of incorporation and bylaws. We currently have directors’ and officers’ liability insurance policies to insure our directors and officers against liability for actions or omissions occurring in their capacity as a director or officer, subject to certain exclusions and limitations.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit No.	Description of Exhibit

3.1	Amended and Restated Certificate of Incorporation (filed as Appendix B to the Company’s Registration Statement on Form S-4/A, File No. 333-186564, filed with the Commission on March 26, 2013 and incorporated herein by reference).

3.2	Certificate of Amendment of Amended and Restated Certificate of Incorporation (filed as Exhibit 3.1 to the Company’s Current Report on Form 8-K, File No. 333-186564, filed with the Commission on April 23, 2013 and incorporated herein by reference).

3.3	Certificate of Amendment to the Amended and Restated Certificate of Incorporation of Voltari Corporation (filed as Exhibit 3.1 to the Company’s Current Report on Form 8-K, File No. 333-186564, filed with the Commission on September 12, 2014 and incorporated herein by reference).

3.4	Amended and Restated Bylaws (filed as Appendix C to the Company’s Registration Statement on Form S-4/A, File No. 333-186564, filed with the Commission on March 26, 2013 and incorporated herein by reference).

4.3	Form of the Company’s Common Stock Certificate (filed as Exhibit 4.1 to the Company’s Registration Statement on Form S-4, File No. 333-186564, filed with the Commission on February 11, 2013 and incorporated herein by reference).

5.1	Opinion of Brown Rudnick LLP (filed herewith).

23.1	Consent of Grant Thornton LLP (filed herewith).

23.3	Consent of Brown Rudnick LLP (included in Exhibit 5.1).

24.1	Power of Attorney (included on the signature page).

Item 9.	Undertakings.

(a) The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 as will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, April 22, 2015.

VOLTARI CORPORATION

By:	/s/ Richard Sadowsky
Name:	Richard Sadowsky
Title:	Acting Chief Executive Officer and principal executive officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby severally constitutes and appoints Richard Sadowsky with full power of substitution and resubstitution, his true and lawful attorney-in fact and agent, with full powers to each of them to sign for us, in our names and in the capacities indicated below, the Registration Statement on Form S-8 and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and any and all amendments to said Registration Statement (including post-effective amendments), granting unto said attorney full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, and hereby ratifying and confirming all that said attorney or his substitute or substitutes, shall do or cause to be done by virtue of this Power of Attorney. This power of attorney may be executed in counterparts and all capacities to sign any and all amendments.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and indicated on April 22, 2015.

Signature	Title

/s/ Richard Sadowsky
Richard Sadowsky	Acting Chief Executive Officer, principal executive officer

/s/ John Breeman
John Breeman	Chief Financial Officer, principal financial officer and principal accounting officer

/s/ Hunter C. Gary
Hunter C. Gary	Director

/s/ Andrew Roberto
Andrew Roberto	Director

/s/ James L. Nelson
James L. Nelson	Director

/s/ Jaffrey A. Firestone
Jaffrey A. Firestone	Director

/s/ Kevin Lewis
Kevin Lewis	Director